Andy Cring
VIA ELECTRONIC DELIVERY

RE: TRANSITION

Dear Andy:

This letter agreement memorializes our discussions regarding your continued employment with eBay Inc. (“eBay”). Until a new Chief Financial Officer is appointed and begins employment with eBay, you will continue in your current role as Interim Chief Financial Officer and as the “principal financial officer” (for SEC purposes) of eBay, reporting to the Chief Executive Officer. While in this role, through the date of the appointment of the new Chief Financial Officer, you will continue to receive the monthly performance bonus in the amount of $70,000 as described in the letter agreement between you and eBay dated October 11, 2019. In addition, you will receive two additional monthly performance bonus payments following such date, subject to your continued employment with eBay through the payment dates for such bonus payments.

Upon the appointment of a new Chief Financial Officer, you will transition to a vice president level role in Finance. If you remain employed by eBay through June 1, 2021 (the “Vesting Date”), then you will receive a lump sum cash transition bonus payment in the amount of $2,000,000 (the “Transition Bonus”), less applicable tax and payroll withholdings, within 60 days following the Vesting Date. Notwithstanding the foregoing, if at any time prior to the Vesting Date, eBay terminates your employment without “Cause”, and you execute and do not revoke a Separation Agreement (as defined in the VP Severance Plan) within the time period specified therein, you will receive the Transition Bonus, less applicable tax and payroll withholdings, on the 60th day following your termination date.

eBay confirms that your annual total target cash compensation (which is comprised of your annual base salary rate and annual target bonus opportunity under the eIP) will not be reduced when you transition to a new role or at any time during your employment with eBay.

In addition, this letter agreement confirms that you remain eligible to participate in the VP Severance Plan and the eBay Inc. Change in Control Severance Plan for Key Employees (“CIC Severance Plan”) in your role as Interim Chief Financial Officer and that you will continue to be eligible to participate in the VP Severance Plan and the CIC Severance Plan as long as you serve in a vice president level role. For purposes of your participation in the VP Severance Plan, commencing as of the effective date of this letter agreement, Appendix A to the VP Severance Plan shall be applied to you with the following modifications: (a) the Multiple of Salary Amount shall be 1.0x, (b) the Multiple of Severance Bonus Amount shall be 1.0x, and (c) the COBRA Coverage Period shall be 8 months. In addition, the Company Equity Awards section of the VP Severance Plan, as applied to you, is modified such that you will be entitled to receive the value of the “Company Equity Awards” (as such term is defined in the VP Severance Plan) that would have otherwise become vested pursuant to their ordinary vesting schedule within the twelve calendar months following your separation date (determined using the “Value Assumptions” as such term is defined in the VP Severance Plan).

In addition, the eIP section of the VP Severance Plan, as applied to you, is modified so that you will receive a prorated portion of the eIP bonus that you otherwise would have earned and been paid (using your accrued eligible compensation under the eIP or applicable successor plan through the last day of employment) in respect of the fiscal year of eBay in which your separation date occurs, based on the achievement by eBay of the applicable company performance target(s) for such year and target individual performance, with such prorated portion calculated based on the period of time during such fiscal year that you were employed, relative to the full fiscal year.

Finally, notwithstanding the “Amendment and Termination” sections of the VP Severance Plan and the CIC Severance Plan, the Company may not apply to you any material modifications or amendments that adversely impact your rights under those plans or terminate your rights under those plans without your written consent.

Except as otherwise provided in this letter agreement, all other terms and conditions of the VP Severance Plan are still applicable to you. Your employment with eBay remains “at-will”.

Thank you for your contributions as Interim Chief Financial Officer. Your leadership during this time is greatly appreciated.

Very truly yours,

/s/ Kristin Yetto
Kristin Yetto
Senior Vice President, Chief People Officer

ACCEPTED:

/s/ Andy Cring
Andy Cring

July 1, 2020
Date